Exhibit 99.1

Newell Rubbermaid Reports Solid Second Quarter 2012 Results and Reaffirms Full Year Guidance

• Normalized EPS of $0.47, Up $0.02 vs. Prior Year Quarter
• Reported EPS of $0.38, Down $0.11 compared with Prior Year Quarter, Reflecting $0.11 Higher Non-Cash Tax Expense

ATLANTA, July 27, 2012 – Newell Rubbermaid (NYSE: NWL) today announced solid second quarter 2012 results and reaffirmed full-year core sales, normalized operating margin, normalized EPS and operating cash flow guidance.

“Our solid second quarter results build on the momentum established in the first quarter, resulting in a good first half of 2012. During the first half, we reported 2.5 percent core sales growth, normalized operating margin expansion of 20 basis points, and normalized earnings per share increase of 8.1 percent,” said Michael Polk, Newell Rubbermaid’s President and CEO. “This performance was driven by strong core sales growth in our Professional and Baby & Parenting segments and double-digit core sales growth in emerging markets. We generated over $70 million more operating cash flow in the first half of 2012 than prior year, continued to improve our capital structure by initiating the refinancing of $437 million of convertible securities on more favorable terms, and returned $95 million to our shareholders in the form of dividends and share repurchases. We’re encouraged by the first half results, and we believe our portfolio is well positioned to meet our financial and strategic goals for the year.”

Second Quarter Executive Summary

•    Second quarter 2012 net sales were $1.52 billion, a decrease of 1.9 percent versus prior year results. Core sales, which exclude the impact of changes in foreign currency translation, grew by 0.4 percent. Adjusted for an estimated timing shift in customer orders from the second quarter to the first quarter related to the company’s European SAP conversion, core sales in the quarter rose 2.3 percent over the year-ago quarter. Net sales for the first six months were $2.85 billion, an increase of 1.0 percent versus prior year first half results.

• Normalized diluted earnings per share were $0.47 compared with $0.45 in the prior year period; reported diluted earnings per share were $0.38 compared with $0.49 in the year-ago period.
• Operating cash flow in the quarter was $103.1 million, an improvement of $10.3 million compared with the year-ago period.

•    During the quarter, the company issued $500 million of medium term notes in two tranches of $250 million, with 3 and 10 year maturities. Subsequent to quarter end, the proceeds were used to redeem $437 million in outstanding junior convertible subordinated debentures resulting in annualized interest expense savings of approximately $0.02 per diluted share.

• The company paid $24.9 million to repurchase 1.4 million shares under its authorized $300 million share repurchase plan.

•    The company reaffirmed its 2012 guidance for core sales growth in a range from 2 to 3 percent, normalized operating margin improvement of up to 20 basis points, normalized diluted earnings per share growth of about 3 to 6 percent, or $1.63 to $1.69, and operating cash flow of $550 to $600 million.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Second Quarter 2012 Operating Results

Net sales in the second quarter were $1.52 billion, a decline of 1.9 percent compared with the prior year. Excluding 230 basis points of adverse foreign currency translation, core sales grew 0.4 percent. The company estimates the timing shift in customer orders related to its European SAP conversion reduced the reported core sales increase in the quarter by 1.9 percentage points. The underlying core sales growth of 2.3 percent was driven by strong performance in the Newell Professional and Baby & Parenting segments and continued growth in emerging markets.

Gross margin of 38.3 percent expanded 50 basis points versus the prior year as pricing and productivity more than offset the negative impact of input cost inflation.

Operating margin for the quarter on a normalized basis was 13.7 percent, up 40 basis points from the prior year, driven by gross margin expansion and lower structural SG&A expense. On a reported basis, operating margin for the quarter was 12.2 percent, a 50 basis point decline from the prior year due to an increase in restructuring and restructuring-related costs.

Second quarter operating income on a normalized basis was $207.1 million compared with $205.9 million in the prior year period, and reported operating income was $185.5 million compared to $195.9 million in the prior year period. Second quarter normalized operating income excludes $21.6 million of restructuring and restructuring-related costs incurred primarily in connection with the European Transformation Plan and Project Renewal. In 2011, normalized operating income excluded $10.0 million in restructuring and restructuring-related costs incurred in connection with the European Transformation Plan.

The normalized tax rate for the quarter was 25.8 percent compared with 26.0 percent in the prior year. The reported tax rate for the quarter was 32.0 percent compared with 15.0 percent in the prior year. The year-over-year change in the reported tax rate was primarily driven by certain discrete items recorded in each of the quarters. In the second quarter of 2012, certain tax contingencies and other non-cash tax charges related to the European Transformation Plan increased the effective tax rate. In the second quarter of 2011, the effective tax rate was lowered as a result of the reversal of certain tax contingencies due to expiration of various worldwide statutes of limitation.

Net income, as reported, was $111.8 million, or $0.38 per diluted share, for the second quarter. This compares with net income of $146.7 million, or $0.49 per diluted share, in the prior year.

Normalized earnings of $0.47 per diluted share compares against prior year normalized results of $0.45 per diluted share. The improvement was driven by gross margin expansion and lower structural SG&A expense.

For the second quarter 2012, normalized diluted earnings per share exclude $0.05 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan and Project Renewal; and income tax charges of $0.04 per diluted share attributable to certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan. For the second quarter 2011, normalized diluted earnings per share exclude $0.03 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan; a $0.07 per diluted share benefit resulting from the reversal of certain tax contingencies due to the expiration of various worldwide statutes of limitation; as well as the impact on net income from discontinued operations of $1.3 million. (A reconciliation of the “as reported” results to “normalized” results is included below.)

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company generated operating cash flow of $103.1 million during the second quarter of 2012, compared with $92.8 million in the comparable period last year. Capital expenditures were $36.7 million in the second quarter compared with $51.2 million in the prior year.

A reconciliation of the second quarter 2012 and 2011 results is as follows:

	Q2 2012	Q2 2011

Diluted earnings per share (as reported)	$0.38	$0.49

Restructuring and restructuring-related costs	$0.05	$0.03

Income tax benefit – expiration of statutes of limitation	$0.00	($0.07)

Certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan	$0.04	$0.00

“Normalized” EPS	$0.47	$0.45

Second Quarter 2012 Operating Segment Results

The Newell Consumer segment’s net sales for the second quarter were $808.4 million, a 3.0 percent decline compared with the prior year quarter. Core sales in the segment decreased 0.3 percent after adjusting for the estimated effects of the European SAP pre-buy. The decline was primarily due to macro-driven softness in Fine Writing in Western Europe, as well as improving but continued weak performance in Décor within the Home Organization & Style global business unit. Operating income in the Newell Consumer segment was $145.6 million, or 18.0 percent of sales, compared with $143.5 million, or 17.2 percent of sales, in the prior year. The operating margin improvement was driven by gross margin expansion, as productivity and pricing more than offset inflation and the impact of operational challenges in Décor.

The Newell Professional segment posted second quarter net sales of $525.4 million, a 2.0 percent decline from the prior year. Core sales growth for the segment was 4.6 percent after excluding the estimated effects of the European SAP pre-buy. Strong performances from the Construction Tools & Accessories and Industrial Products & Services global business units drove the growth. The segment’s operating income was $63.6 million, or 12.1 percent of sales, as compared with $69.6 million, or 13.0 percent of sales, in the prior year. The decline in operating margin was attributable to lower sales volume associated with the SAP pre-buy in combination with slightly higher SG&A spending to support selling capabilities.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Second quarter net sales in the Baby & Parenting segment were $182.4 million, a 4.1 percent improvement over the prior year. Excluding the estimated effect of the European SAP pre-buy, core sales increased 7.3 percent driven primarily by improved performance by the Graco® brand in North America and continued strong performance of the Aprica® brand in Japan. Second quarter operating income was $19.2 million, or 10.5 percent of sales, compared with $13.0 million, or 7.4 percent of sales, in the prior year, with the operating margin improvement primarily driven by the increase in sales volume, improved mix, and productivity initiatives.

Six Month Results

Net sales for the six months ended June 30, 2012 increased 1.0 percent to $2.85 billion, compared with $2.82 billion in the prior year. Core sales increased 2.5 percent for the six months with foreign currency translation adversely impacting net sales by 1.5 percent.

Gross margin was 38.3 percent, a 40 basis point expansion compared to the prior year, as productivity gains and pricing more than offset the effect of input cost inflation.

Normalized operating margin of 12.4% was an increase of 20 basis points compared with 12.2% in the prior year. Reported operating margin declined by 60 basis points due to higher restructuring and restructuring-related costs primarily related to Project Renewal.

Normalized earnings were $0.80 per diluted share compared with $0.74 per diluted share in the prior year. For the six months ended June 30, 2012, normalized diluted earnings per share exclude $0.11 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan and Project Renewal and income tax charges of $0.04 per diluted share attributable to certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan. For the six months ended June 30, 2011, normalized diluted earnings per share exclude $0.06 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan; a $0.07 per diluted share benefit resulting from the reversal of certain tax contingencies due to the expiration of various worldwide statutes of limitation; a $0.01 per diluted share loss related to the retirement of convertible notes; as well as the impact on net income from discontinued operations of $3.1 million, or $0.01 per diluted share. (A reconciliation of the “as reported” results to “normalized” results is included below.)

Net income, as reported, was $191.1 million, or $0.65 per diluted share. This compares to $222.4 million, or $0.75 per diluted share, in the prior year.

The company generated operating cash flow of $55.7 million during the first six months of 2012 compared to a use of $15.5 million in the prior year. Capital expenditures were $85.0 million, compared to $96.1 million in the prior year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

A reconciliation of the first six months 2012 and 2011 results is as follows:

	YTD Q2 2012	YTD Q2 2011

Diluted earnings per share (as reported)	$0.65	$0.75

Restructuring and restructuring-related costs	$0.11	$0.06

Income tax benefit – expiration of statutes of limitation	$0.00	($0.07)

Certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan	$0.04	$0.00

Loss related to retirement of convertible notes	$0.00	$0.01

Discontinued operations	$0.00	$(0.01)

“Normalized” EPS	$0.80	$0.74

2012 Full Year Outlook

The company reaffirmed its full year expectation for core sales growth of 2 to 3 percent. It revised its expectation for the projected negative impact on net sales from currency to approximately 2 percentage points, from its previous expectation of between 1 and 2 percentage points. Net sales are now projected to be flat to up 1 percent.

The company continues to expect 2012 normalized operating margin improvement of up to 20 basis points and 2012 normalized diluted earnings per share of between $1.63 and $1.69.

The company’s 2012 normalized EPS expectation excludes between $110 and $130 million of restructuring and restructuring-related costs associated with the company’s European Transformation Plan and Project Renewal. It also excludes approximately $0.06 in certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan. (A reconciliation to normalized results is included below.)

The company is on track to realize cumulative annualized profitability improvement of $55 to $65 million related to the European Transformation Plan, the majority of which was reflected in 2011 results. The Project Renewal annualized cost savings of approximately $90 to $100 million are expected to be realized by the first half of 2013 and are intended to fund increased investments to strengthen brand building and selling capabilities in priority markets around the world.

Operating cash flow outlook is unchanged at between $550 and $600 million for the full year, including approximately $110 to $120 million in restructuring and restructuring-related cash payments. The company anticipates capital expenditures of $200 to $225 million during the year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

A reconciliation of the 2012 earnings outlook is as follows:

FY 2012

Diluted earnings per share	$1.28 to $1.34

Restructuring and restructuring-related costs	$0.27 to $0.32

Certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan	$0.06

“Normalized” EPS	$1.63 to $1.69

Conference Call

The company’s second quarter 2012 earnings conference call is scheduled for today, July 27, 2012, at 8:30 am ET. To listen to the webcast, use the link provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be available for replay for 30 days. A brief supporting slide presentation will be available prior to the call under Quarterly Earnings in the Investor Relations section on the company’s Web site.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The Company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The Company’s management believes that these measures — including those that are “non-GAAP financial measures” — and the information they provide are useful to investors since these measures (a) permit investors to view the Company’s performance using the same tools that Company management uses to evaluate the Company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The Company’s management believes that free cash flow, defined by the Company as cash generated from operations less capital expenditures, is useful to investors because it is an indication of amounts of cash flow that may be available for dividends, repurchases of common stock, repayment of debt and further investment in future growth initiatives. The Company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency translation on reported sales. The effect of foreign currency translation on reported sales is determined by applying the current year and prior year monthly exchange rates to the local currency

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

sales amounts in the current year period, with the difference in these two amounts being the currency impact from last year to this year and the residual representing changes attributable to core sales. The Company’s management believes that “Normalized” operating income is useful because it provides investors with a meaningful perspective on the current underlying performance of the Company’s core ongoing operations. The Company’s management believes that “Normalized” earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The Company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

The Company determined the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the Company believes that these non-GAAP financial measures are useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2011 sales of approximately $5.9 billion and a strong portfolio of leading brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, the European Transformation Plan, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company’s most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1 thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

NWL-EA

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended June 30,
	2012	2011	YOY % Change

Net sales	$1,516.2	$1,545.3	(1.9)%
Cost of products sold	935.0	960.9

GROSS MARGIN	581.2	584.4	(0.5)%
% of sales	38.3%	37.8%

Selling, general & administrative expenses	384.6	387.5	(0.7)%
% of sales	25.4%	25.1%

Restructuring costs	11.1	1.0

OPERATING INCOME	185.5	195.9	(5.3)%
% of sales	12.2%	12.7%

Nonoperating expenses:
Interest expense, net	20.5	21.3
Other expense, net	0.7	3.5

	21.2	24.8	(14.5)%

INCOME BEFORE INCOME TAXES	164.3	171.1	(4.0)%
% of sales	10.8%	11.1%

Income taxes	52.5	25.7	104.3%
Effective rate	32.0%	15.0%

NET INCOME FROM CONTINUING OPERATIONS	111.8	145.4	(23.1)%
% of sales	7.4%	9.4%

Income from discontinued operations, net of tax	-	1.3

NET INCOME	$111.8	$146.7	(23.8)%

	7.4%	9.5%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.38	$0.49
Income from discontinued operations	-	-
Net income	$0.38	$0.50

Diluted
Income from continuing operations	$0.38	$0.49
Income from discontinued operations	-	-
Net income	$0.38	$0.49

AVERAGE SHARES OUTSTANDING:
Basic	292.1	294.3
Diluted	294.0	304.9

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Six Months Ended June 30,
	2012	2011	YOY % Change

Net sales	$2,848.6	$2,819.5	1.0%
Cost of products sold	1,756.8	1,750.2

GROSS MARGIN	1,091.8	1,069.3	2.1%
% of sales	38.3%	37.9%

Selling, general & administrative expenses	758.3	738.6	2.7%
% of sales	26.6%	26.2%

Restructuring costs	23.8	6.8

OPERATING INCOME	309.7	323.9	(4.4)%
% of sales	10.9%	11.5%

Nonoperating expenses:
Interest expense, net	40.7	43.2
Loss on extinguishment of debt	-	4.8
Other expense, net	0.4	5.0

	41.1	53.0	(22.5)%

INCOME BEFORE INCOME TAXES	268.6	270.9	(0.8)%
% of sales	9.4%	9.6%

Income taxes	77.5	51.6	50.2%
Effective rate	28.9%	19.0%

NET INCOME FROM CONTINUING OPERATIONS	191.1	219.3	(12.9)%
% of sales	6.7%	7.8%
Income from discontinued operations, net of tax	-	3.1

NET INCOME	$191.1	$222.4	(14.1)%

	6.7%	7.9%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.65	$0.75
Income from discontinued operations	-	0.01
Net income	$0.65	$0.76
Diluted
Income from continuing operations	$0.65	$0.74
Income from discontinued operations	-	0.01
Net income	$0.65	$0.75
AVERAGE SHARES OUTSTANDING:
Basic	292.1	294.2
Diluted	294.3	297.4

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended June 30, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Non-recurring tax items (2)	Discontinued Operations	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales

Selling, general & administrative expenses	$384.6	$(10.5)	$-	$-	$374.1	24.7%

Operating income	$185.5	$21.6	$-	$-	$207.1	13.7%

Income before income taxes	$164.3	$21.6	$-	$-	$185.9

Income taxes (4)	$52.5	$6.5	$(11.1)	$-	$47.9

Net income	$111.8	$15.1	$11.1	$-	$138.0

Diluted earnings per share	$0.38	$0.05	$0.04	$-	$0.47

	Three Months Ended June 30, 2011
	GAAP Measure	Restructuring and restructuring- related costs (1)	Non-recurring tax items (2)	Discontinued Operations (3)	Non-GAAP Measure
	Reported				Normalized*	Percentage of Sales

Selling, general & administrative expenses	$387.5	$(9.0)	$-	$-	$378.5	24.5%

Operating income	$195.9	$10.0	$-	$-	$205.9	13.3%

Income before income taxes	$171.1	$10.0	$-	$-	$181.1

Income taxes (4)	$25.7	$0.5	$20.8	$-	$47.0

Net income from continuing operations	$145.4	$9.5	$(20.8)	$-	$134.1

Net income	$146.7	$9.5	$(20.8)	$(1.3)	$134.1

Diluted earnings per share	$0.49	$0.03	$(0.07)	$-	$0.45

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

(1) Restructuring and restructuring-related charges include $10.5 million of restructuring-related costs and $11.1 million of restructuring costs incurred during the quarter ended June 30, 2012 in connection with the European Transformation Plan and Project Renewal and $9.0 million of restructuring-related costs and $1.0 million of restructuring costs incurred during the quarter ended June 30, 2011 in connection with the European Transformation Plan.

(2) During the quarter ended June 30, 2012, the Company incurred $11.1 million of non-recurring income tax charges resulting from the Company’s transition to a centralized European business model during April 2012, and, during the quarter ended June 30, 2011, the Company recognized $20.8 million of previously unrecognized income tax benefits primarily resulting from the expiration of various statutes of limitation.

(3) 2011 results include the presentation of the results of operations of the hand torch and solder business as discontinued operations because of the sale of that business in July 2011.

(4) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Six Months Ended June 30, 2012
	GAAP Measure	Restructuring and restructuring- related costs (1)	Loss on extinguishment of debt	Non-recurring tax items (3)	Discontinued Operations	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales

Selling, general & administrative expenses	$758.3	$(20.5)	$-	$-	$-	$737.8	25.9%

Operating income	$309.7	$44.3	$-	$-	$-	$354.0	12.4%

Income before income taxes	$268.6	$44.3	$-	$-	$-	$312.9

Income taxes (5)	$77.5	$11.4	$-	$(11.1)	$-	$77.8

Net income	$191.1	$32.9	$-	$11.1	$-	$235.1

Diluted earnings per share	$0.65	$0.11	$-	$0.04	$-	$0.80

	Six Months Ended June 30, 2011
	GAAP Measure	Restructuring and restructuring- related costs (1)	Loss on extinguishment of debt (2)	Non-recurring tax items (3)	Discontinued Operations (4)	Non-GAAP Measure
	Reported					Normalized*	Percentage of Sales

Selling, general & administrative expenses	$738.6	$(14.3)	$-	$-	$-	$724.3	25.7%

Operating income	$323.9	$21.1	$-	$-	$-	$345.0	12.2%

Nonoperating expenses	$53.0	$-	$(4.8)	$-	$-	$48.2

Income before income taxes	$270.9	$21.1	$4.8	$-	$-	$296.8

Income taxes (5)	$51.6	$1.7	$1.7	$20.8	$-	$75.8

Net income from continuing operations	$219.3	$19.4	$3.1	$(20.8)	$-	$221.0

Net income	$222.4	$19.4	$3.1	$(20.8)	$(3.1)	$221.0

Diluted earnings per share	$0.75	$0.06	$0.01	$(0.07)	$(0.01)	$0.74

* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.

(1) Restructuring and restructuring-related charges include $20.5 million of restructuring-related costs and $23.8 million of restructuring costs incurred during the six months ended June 30, 2012 in connection with the European Transformation Plan and Project Renewal and $14.3 million of restructuring-related costs and $6.8 million of restructuring costs incurred during the six months ended June 30, 2011 in connection with the European Transformation Plan.

(2) Loss on debt extinguishment of $4.8 million during the six months ended June 30, 2011 represents costs incurred to exchange substantially all of the remaining convertible notes issued during March 2009 for shares and cash.

(3) During the six months ended June 30, 2012, the Company incurred $11.1 million of non-recurring income tax charges resulting from the Company’s transition to a centralized European business model during April 2012, and, during the six months ended June 30, 2011, the Company recognized $20.8 million of previously unrecognized income tax benefits primarily resulting from the expiration of various statutes of limitation.

(4) 2011 results include the presentation of the results of operations of the hand torch and solder business as discontinued operations because of the sale of that business in July 2011.

(5) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

Newell Rubbermaid Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

Assets:	June 30, 2012	June 30, 2011

Cash and cash equivalents	$370.8	$143.6
Accounts receivable, net	1,105.7	1,139.9
Inventories, net	860.0	933.2
Deferred income taxes	160.8	167.8
Prepaid expenses and other	161.4	147.7

Total Current Assets	2,658.7	2,532.2

Property, plant and equipment, net	551.7	544.6
Goodwill	2,353.1	2,800.4
Other intangible assets, net	665.0	668.4
Other assets	362.3	346.9

Total Assets	$6,590.8	$6,892.5

Liabilities and Stockholders’ Equity:

Accounts payable	$556.4	$659.1
Accrued compensation	121.2	115.7
Other accrued liabilities	648.9	625.5
Short-term debt	175.5	313.9
Current portion of long-term debt	946.3	408.8

Total Current Liabilities	2,448.3	2,123.0

Long-term debt	1,372.4	1,805.5
Other noncurrent liabilities	795.4	779.3

Stockholders’ Equity - Parent	1,971.2	2,181.2
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	1,974.7	2,184.7

Total Liabilities and Stockholders’ Equity	$6,590.8	$6,892.5

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Six Months Ended June 30,
	2012	2011

Operating Activities:
Net income	$191.1	$222.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	80.8	81.5
Loss on extinguishment of debt	-	4.8
Non-cash restructuring costs	(0.3)	(1.2)
Deferred income taxes	34.3	56.2
Stock-based compensation expense	18.2	16.7
Other	4.6	10.4
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(109.0)	(122.8)
Inventories	(167.1)	(215.2)
Accounts payable	89.3	178.2
Accrued liabilities and other	(86.2)	(246.5)

Net cash provided by (used in) operating activities	$55.7	$(15.5)

Investing Activities:
Acquisitions and acquisition-related activity	$(13.7)	$(18.9)
Capital expenditures	(85.0)	(96.1)
Proceeds from sales of noncurrent assets	16.6	4.1
Other	(0.2)	(5.1)

Net cash used in investing activities	$(82.3)	$(116.0)

Financing Activities:
Net short-term borrowings	$71.1	$177.8
Proceeds from issuance of debt, net of debt issuance costs	495.1	1.1
Payments on debt	(250.3)	(0.8)
Cash consideration paid to exchange convertible notes	-	(3.1)
Repurchase and retirement of shares of common stock	(41.3)	-
Cash dividends	(53.3)	(38.1)
Excess tax benefits related to stock-based compensation	11.3	-
Other stock-based compensation activity, net	(4.8)	(4.5)

Net cash provided by financing activities	$227.8	$132.4

Currency rate effect on cash and cash equivalents	$(0.6)	$3.1

Increase in cash and cash equivalents	$200.6	$4.0
Cash and cash equivalents at beginning of year	170.2	139.6

Cash and cash equivalents at end of period	$370.8	$143.6

Newell Rubbermaid Inc.

Financial Worksheet- Segment Reporting

(In Millions)

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Newell Consumer	$639.6	$75.5	$-	$75.5	11.8%	$656.4	$90.8	$-	$90.8	13.8%	$(16.8)	(2.6)%	$(15.3)	(16.9)%
Newell Professional	510.6	70.7	-	70.7	13.8%	467.5	60.1	-	60.1	12.9%	43.1	9.2%	10.6	17.6%
Baby & Parenting	182.2	22.4	-	22.4	12.3%	150.3	7.4	-	7.4	4.9%	31.9	21.2%	15.0	202.7%

Restructuring Costs	-	(12.7)	12.7	-		-	(5.8)	5.8	-
Corporate	-	(31.7)	10.0	(21.7)		-	(24.5)	5.3	(19.2)				(2.5)	(13.0)%

Total	$1,332.4	$124.2	$22.7	$146.9	11.0%	$1,274.2	$128.0	$11.1	$139.1	10.9%	$58.2	4.6%	$7.8	5.6%

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q2:
Newell Consumer	$808.4	$145.6	$-	$145.6	18.0%	$833.8	$143.5	$-	$143.5	17.2%	$(25.4)	(3.0)%	$2.1	1.5%
Newell Professional	525.4	63.6	-	63.6	12.1%	536.3	69.6	-	69.6	13.0%	(10.9)	(2.0)%	(6.0)	(8.6)%
Baby & Parenting	182.4	19.2	-	19.2	10.5%	175.2	13.0	-	13.0	7.4%	7.2	4.1%	6.2	47.7%

Restructuring Costs	-	(11.1)	11.1	-		-	(1.0)	1.0	-
Corporate	-	(31.8)	10.5	(21.3)		-	(29.2)	9.0	(20.2)				(1.1)	(5.4)%

Total	$1,516.2	$185.5	$21.6	$207.1	13.7%	$1,545.3	$195.9	$10.0	$205.9	13.3%	$(29.1)	(1.9)%	$1.2	0.6%

	2012					2011
		Reconciliation (1)					Reconciliation (1)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
YTD Q2:
Newell Consumer	$1,448.0	$221.1	$-	$221.1	15.3%	$1,490.2	$234.3	$-	$234.3	15.7%	$(42.2)	(2.8)%	$(13.2)	(5.6)%
Newell Professional	1,036.0	134.3	-	134.3	13.0%	1,003.8	129.7	-	129.7	12.9%	32.2	3.2%	4.6	3.5%
Baby & Parenting	364.6	41.6	-	41.6	11.4%	325.5	20.4	-	20.4	6.3%	39.1	12.0%	21.2	103.9%

Restructuring Costs	-	(23.8)	23.8	-		-	(6.8)	6.8	-
Corporate	-	(63.5)	20.5	(43.0)		-	(53.7)	14.3	(39.4)				(3.6)	(9.1)%

Total	$2,848.6	$309.7	$44.3	$354.0	12.4%	$2,819.5	$323.9	$21.1	$345.0	12.2%	$29.1	1.0%	$9.0	2.6%

(1) Excluded items consist of restructuring and restructuring-related costs. Restructuring and restructuring-related costs incurred during the 2012 periods relate to the European Transformation Plan and Project Renewal while restructuring and restructuring-related costs incurred during the 2011 periods presented relate to the European Transformation Plan.

Newell Rubbermaid Inc.

Calculation of Free Cash Flow (1)

	Three Months Ended June 30,
Free Cash Flow (in millions):	2012	2011

Net cash provided by operating activities	$103.1	$92.8
Capital expenditures	(36.7)	(51.2)

Free Cash Flow	$66.4	$41.6

	Six Months Ended June 30,
Free Cash Flow (in millions):	2012	2011

Net cash provided by (used in) operating activities	$55.7	$(15.5)
Capital expenditures	(85.0)	(96.1)

Free Cash Flow	$(29.3)	$(111.6)

(1) Free Cash Flow is defined as cash flow provided by (used in) operating activities less capital expenditures.

Newell Rubbermaid Inc.

Three Months Ended June 30, 2012

In Millions

Currency Analysis

By Segment	2012			2011 (1)	Year-Over-Year (Decrease) Increase
	Sales as Reported	Currency Impact	Core Sales (2)	Sales as Reported	Excluding Currency	Including Currency	Currency Impact

Newell Consumer	$808.4	$14.8	$823.2	$833.8	(1.3)%	(3.0)%	(1.7)%
Newell Professional	525.4	17.0	542.4	536.3	1.1%	(2.0)%	(3.1)%
Baby & Parenting	182.4	3.1	185.5	175.2	5.9%	4.1%	(1.8)%

Total Company	$1,516.2	$34.9	$1,551.1	$1,545.3	0.4%	(1.9)%	(2.3)%

By Geography
United States	$1,062.3	$-	$1,062.3	$1,029.2	3.2%	3.2%	0.0%
Canada	94.7	3.3	98.0	102.9	(4.8)%	(8.0)%	(3.2)%

Total North America	1,157.0	3.3	1,160.3	1,132.1	2.5%	2.2%	(0.3)%

Europe, Middle East and Africa	157.7	20.7	178.4	225.6	(20.9)%	(30.1)%	(9.2)%
Latin America	81.7	10.1	91.8	79.9	14.9%	2.3%	(12.6)%
Asia Pacific	119.8	0.8	120.6	107.7	12.0%	11.2%	(0.8)%

Total International	359.2	31.6	390.8	413.2	(5.4)%	(13.1)%	(7.7)%

Total Company	$1,516.2	$34.9	$1,551.1	$1,545.3	0.4%	(1.9)%	(2.3)%

(1)- 2011 results have been adjusted to reclassify the results of operations of the hand torch and solder business to discontinued operations.

(2)- “Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Six Months Ended June 30, 2012

In Millions

Currency Analysis

By Segment	2012			2011 (1)	Year-Over-Year (Decrease) Increase
	Sales as Reported	Currency Impact	Core Sales (2)	Sales as Reported	Excluding Currency	Including Currency	Currency Impact

Newell Consumer	$1,448.0	$18.4	$1,466.4	$1,490.2	(1.6)%	(2.8)%	(1.2)%
Newell Professional	1,036.0	21.0	1,057.0	1,003.8	5.3%	3.2%	(2.1)%
Baby & Parenting	364.6	3.3	367.9	325.5	13.0%	12.0%	(1.0)%

Total Company	$2,848.6	$42.7	$2,891.3	$2,819.5	2.5%	1.0%	(1.5)%

By Geography
United States	$1,922.9	$-	$1,922.9	$1,874.1	2.6%	2.6%	0.0%
Canada	168.1	4.7	172.8	181.4	(4.7)%	(7.3)%	(2.6)%

Total North America	2,091.0	4.7	2,095.7	2,055.5	2.0%	1.7%	(0.2)%

Europe, Middle East and Africa	362.8	27.3	390.1	413.5	(5.7)%	(12.3)%	(6.6)%
Latin America	158.9	13.1	172.0	152.2	13.0%	4.4%	(8.6)%
Asia Pacific	235.9	(2.4)	233.5	198.3	17.8%	19.0%	1.2%

Total International	757.6	38.0	795.6	764.0	4.1%	(0.8)%	(5.0)%

Total Company	$2,848.6	$42.7	$2,891.3	$2,819.5	2.5%	1.0%	(1.5)%

(1)- 2011 results have been adjusted to reclassify the results of operations of the hand torch and solder business to discontinued operations.

(2)- “Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.